Exhibit 99.1

An Aligned Mission and Vision 1 AN ALIGNED MISSION AND VISION A quest to radically change the course of medicine. We’re aligning our investments in scientific research, manufacturing and most of all, people, to change the way cancer and other serious diseases are treated. Celgene is building a preeminent global biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for patients with cancer , immune - inflammatory, and other unmet medical needs